DENNY’S ESTABLISHES NEW $250 MILLION CREDIT FACILITY AND INCREASES SHARE REPURCHASE AUTHORIZATION

- Additional $100 Million in Share Repurchases Authorized -

SPARTANBURG, S.C., April 1, 2015 - Denny’s Corporation (NASDAQ: DENN), franchisor and operator of one of America's largest franchised full-service restaurant chains, today announced that it has entered into a new five-year $250 million revolving credit facility. The new credit facility replaces a term loan of $54.75 million and a $190 million revolving line of credit. Borrowings under the credit facility will bear a tiered interest rate, which is based on the Company’s consolidated leverage ratio and is initially set at LIBOR plus 150 basis points. The new facility reduces the Company’s credit spread by 25 basis points, at the current consolidated leverage ratio. In addition, the Company will have enhanced financial flexibility specifically towards returning capital to shareholders. At the time of closing, there were $135 million of borrowings under the new revolving line of credit, in addition to letters of credit issued in the normal course of business.

Additionally, the Company’s Board of Directors approved a new multi-year share repurchase program authorizing the repurchase of an additional $100 million of its common stock, in addition to repurchases previously authorized. Under this authorization, the Company may purchase its Common Stock from time to time in the open market or in privately negotiated transactions. The amount and timing of any purchases will depend upon a number of factors, including the price and availability of the Company's shares, trading volume and general market conditions.

Mark Wolfinger, Executive Vice President, Chief Administrative Officer and Chief Financial Officer, stated, “Our new credit facility allows us to extend the maturities of our facility and lower the credit spreads. Most importantly, it provides increased flexibility for the Company to continue to return capital to shareholders, while also enhancing our ability to make appropriate investments in the brand. This transaction is a reflection of the progress we have made in our brand revitalization strategy, and demonstrates the confidence of the financial community in our strategic plan.”

Wells Fargo Securities, LLC, Regions Capital Markets, a division of Regions Bank, and Citizens Bank, N.A. served as the Joint Lead Arrangers and Joint Bookrunners for the new credit facility with Wells Fargo Bank, N. A., serving as Administrative Agent and L/C Issuer, and Cadence Bank, and Fifth Third Bank serving as Co-Documentation Agents.

The Company, as of March 31, 2015, has repurchased a total of 21.6 million shares since initiating its share repurchase program and has 3.4 million shares remaining to be purchased under its current ten million share stock repurchase program announced in April 2013. As of March 24, 2015, the Company had 84,773,692 shares of common stock outstanding.

About Denny’s

Denny's is the franchisor and operator of one of America's largest franchised full-service restaurant chains, based on the number of restaurants. As of December 31, 2014, Denny’s had 1,702 franchised, licensed, and company restaurants around the world with combined sales of $2.6 billion including 1,596 restaurants in the United States and 106 restaurants in Canada, Costa Rica, Mexico, Honduras, Guam, Curaçao, Puerto Rico, Dominican Republic, El Salvador, Chile and New Zealand. At the end of 2014, 1,541 of Denny’s restaurants were franchised and 161 restaurants were company operated. For further information on Denny's, including news releases, links to SEC filings and other financial information, please visit the Denny's investor relations website at investor.dennys.com.

Forward Looking Statements

The Company urges caution in considering its current trends and any outlook on earnings disclosed in this press release.  In addition, certain matters discussed in this release may constitute forward-looking statements.  These forward-looking statements, which reflect its best judgment based on factors currently known, are intended to speak only as of the date such statements are made and involve risks, uncertainties, and other factors that may cause the actual performance of Denny’s Corporation, its subsidiaries and underlying restaurants to be materially different from the performance indicated or implied by such statements.  Words such as “expects”, “anticipates”, “believes”, “intends”, “plans”, “hopes”, and variations of such words and similar expressions are intended to identify such forward-looking statements.  Except as may be required by law, the Company expressly disclaims any obligation to update these forward-looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.  Factors that could cause actual performance to differ materially from the performance indicated by these forward-looking statements include, among others:  the competitive pressures from within the restaurant industry; the level of success of the Company’s strategic and operating initiatives; advertising and promotional efforts; adverse publicity; changes in business strategy or development plans; terms and availability of capital; regional weather conditions; overall changes in the general economy, particularly at the retail level; political environment (including acts of war and terrorism); and other factors from time to time set forth in the Company’s SEC reports and other filings, including but not limited to the discussion in Management’s Discussion and Analysis and the risks identified in Item 1A. Risk Factors contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 (and in the Company’s subsequent quarterly reports on Form 10-Q).

Investor Contact:	Whit Kincaid
877-784-7167

Media Contact:	Liz DiTrapano, ICR
646-277-1226